UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust II, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Special Distributions
On September 23, 2014, the Company paid special distributions to stockholders of record as of the close of business on September 15, 2014, in the aggregate amount of $858.6 million or $4.50 per share of common stock. These special distributions were funded from the Company’s proceeds from the dispositions of nine real estate properties between May 2014 and August 2014 as well as cash on hand resulting primarily from the repayment or sale of five real estate loans receivable during 2013 and 2014.
Estimated Value Per Share
On September 22, 2014, the Company’s board of directors approved an estimated value per share of the Company’s common stock, after giving effect to the special distribution noted above, of $6.05 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of June 30, 2014. Other than the declaration and payment of the special distributions, there have been no material changes between June 30, 2014 and the date of this filing that would impact the overall estimated value per share. Excluding the impact of these special distributions, the Company’s estimated value per share of common stock would be $10.55. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation prepared by KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor’s valuation of the Company’s 23 real estate properties was based on (i) appraisals of 19 of the Company’s real estate properties (the “Appraised Properties”) performed by CBRE, Inc. (“CBRE”), an independent third-party valuation firm, and (ii) the actual sales prices less disposition costs and fees of the four properties sold subsequent to June 30, 2014. CBRE prepared appraisal reports, summarizing key inputs and assumptions, for each of the Appraised Properties. The Advisor also performed valuations with respect to the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of the Company’s assets and liabilities are described further below.

The Advisor used the appraised values of the Appraised Properties, the actual sales prices less disposition costs and fees of properties sold subsequent to June 30, 2014, together with the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, to calculate and recommend an estimated value per share of the Company’s common stock. Upon (i) the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by CBRE and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, (ii) the conflicts committee’s review of the reasonableness of the Company’s estimated value per share resulting from the Advisor’s valuation process, and (iii) in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $6.05 as the estimated value per share of the Company’s common stock. At the special meeting of the board of directors, the board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $6.05 as the estimated value of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of September 22, 2014, as well as the calculation of the Company’s prior estimated value per share as of December 18, 2013:

	September 22, 2014 Estimated Value per Share	December 18, 2013 Estimated Value per Share (5)	Change in Estimated Value per Share
Real estate properties (1)	$15.82	$16.59	$(0.77)
Real estate-related investments (2)	0.39	2.02	(1.63)
Cash	0.88	0.27	0.61
Marketable securities (3)	0.91	—	0.91
Other assets	0.04	0.06	(0.02)
Mortgage debt (4)	(7.21)	(8.25)	1.04
Other liabilities	(0.28)	(0.40)	0.12
Estimated value per share prior to September 23, 2014 special distribution payment	$10.55	$10.29	$0.26
Estimated enterprise value premium	None assumed	None assumed	None assumed
Special distributions paid on September 23, 2014 (6)	(4.50)	—	(4.50)
Total estimated value per share	$6.05	$10.29	$(4.24)
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(1) The decrease in the estimated value of real estate properties was primarily due to real estate property sales. The amount shown consists of the following: $9.88 per share related to properties held by the Company as of the date of this filing, and $5.94 per share related to properties sold subsequent to June 30, 2014. The dispositions of properties subsequent to June 30, 2014 did not have an effect on the Company’s estimated value per share shown above. The proceeds from these dispositions were used to fund a portion of the special distributions described in footnote 6 below.
(2) The decrease in the estimated value of real estate-related investments is primarily due to repayment or sale of real estate loans receivable.
(3) The Company sold its investments in marketable securities subsequent to June 30, 2014. The sales of marketable securities subsequent to June 30, 2014 did not have a significant effect on the Company’s estimated value per share shown above. The proceeds from the sales were used to fund a portion of the special distributions described in footnote (6) below.
(4) The decrease in mortgage debt was primarily due to the repayment of principal outstanding under loans secured by assets that were sold subsequent to December 18, 2013.
(5) The December 18, 2013 estimated value per share was based upon the recommendation and valuation of the Advisor. The Company engaged CBRE and Duff & Phelps, LLC (“Duff & Phelps”), also an independent third-party valuation firm, to provide appraisals of the Company’s real estate properties and the Advisor performed valuations of the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities. For more information relating to the December 18, 2013 estimated value per share and the assumptions and methodologies used by CBRE, Duff & Phelps and the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2013.
(6) On July 8, 2014, the Company’s board of directors declared a special distribution in the amount of $3.75 per share of common stock to stockholders of record as of the close of business on September 15, 2014. On August 5, 2014, the Company’s board of directors declared a special distribution in the amount of $0.30 per share of common stock to stockholders of record as of the close of business on September 15, 2014. On August 29, 2014, the Company’s board of directors declared a special distribution in the amount of $0.45 per share of common stock to stockholders of record as of the close of business on September 15, 2014. The Company paid these special distributions, in an aggregate amount of $4.50 per share of common stock, on September 23, 2014. These special distributions were funded from the Company’s proceeds from the disposition of nine real estate properties between May 2014 and August 2014 as well as cash on hand resulting primarily from the repayment or sale of five real estate loans receivable during 2013 and 2014.

The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the significant contributors to the net decrease in estimated value per share from $10.29 to $6.05.  The changes are not equal to the change in values of each asset and liability group presented in the table above due to asset sales, principal repayments on or sales of real estate loans receivable, debt repayments and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Calculation of Estimated Value per Share
December 2013 estimated value per share	$10.29
Changes to estimated value per share
Real estate
Properties held as of both periods	0.11
Properties sold through September 22, 2014	0.26
Capital expenditures on real estate	(0.10)
Total change related to real estate	0.27
Real estate loans receivable	0.01
Operating cash flows in excess of monthly distributions declared	0.05
Notes payable (1)	(0.06)
Share price discount on dividend reinvestment plan shares, net of redemptions (2)	(0.01)
Total change in estimated value per share	$0.26
September 2014 estimated value per share prior to September 23, 2014 special distribution payment	$10.55
Special distributions (3)	(4.50)
September 2014 estimated value per share	$6.05
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(1) The change in value of notes payable is primarily due to debt prepayment costs related to a real estate property sold subsequent to June 30, 2014, which were considered in the calculation of fair value.
(2) The Company terminated its dividend reinvestment plan effective May 29, 2014. Shares sold under the Company’s dividend reinvestment plan were sold at a price equal to 95% of the most recent estimated value per share. Additionally, shares were redeemed at an average price that is slightly lower than $10.29 in accordance with the Company’s share redemption program. In general, shares sold under the Company’s dividend reinvestment plan would result in a decrease to the estimated value per share and shares redeemed pursuant to the share redemption program at a price less than the estimated value per share would result in an increase to the estimated value per share. The activities related to the dividend reinvestment plan and the share redemption program resulted in a net decrease of $0.01 to the estimated value per share.
(3) See footnote (6) to the table above.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties or swap breakage fees that could apply upon the prepayment of certain of the Company’s debt obligations or termination of related swap agreements or the impact of restrictions on the assumption of debt. As of September 22, 2014, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share does take into consideration any potential liability related to a participation fee the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.

Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation and appraisal methodologies and assumptions and a process that is in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
CBRE(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise the Appraised Properties. CBRE is not affiliated with the Company or the Advisor. The compensation the Company pays to CBRE is based on the scope of work and not on the appraised values of the Appraised Properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its appraisal reports, CBRE did not, and was not requested to, solicit third party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
CBRE collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. CBRE relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures.
In conducting its investigation and analyses, CBRE took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although CBRE reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE, CBRE assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. CBRE relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, CBRE made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, CBRE assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or were present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, CBRE’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect CBRE’s analyses and conclusions.  CBRE’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein.  Furthermore, the prices at which the Appraised Properties may actually be sold could differ from CBRE’s analyses.
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(1) CBRE is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged CBRE to deliver appraisal reports relating to the Appraised Properties and CBRE received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify CBRE against certain liabilities arising out of this engagement. CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to the date of this filing, CBRE and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates and have received fees in connection with such services. CBRE and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of its business, CBRE and its affiliates, directors and officers may structure and effect transactions for their own accounts or for the accounts of their customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

Although CBRE considered any comments received from the Company or the Advisor to its appraisal reports, the final appraised values of the Appraised Properties were determined by CBRE.  The appraisal reports for the Appraised Properties are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, CBRE did not solicit third-party indications of interest for the Appraised Properties. While CBRE is responsible for providing appraisals for the Company, CBRE is not responsible for, did not calculate, and did not participate in, the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE’s appraisal reports. All of the CBRE appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As of June 30, 2014, the Company owned 23 real estate properties (consisting of 17 office properties, one office/flex property, a portfolio of four industrial properties and an office campus consisting of eight office buildings). CBRE provided appraisals for the Appraised Properties while the four properties sold subsequent to June 30, 2014 were valued at their actual sales prices less disposition costs and fees. CBRE appraised the Appraised Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the Appraised Properties. CBRE calculated the discounted cash flow value of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties based on recent comparable market transactions adjusted for unique property and market-specific factors.
The total value of the Appraised Properties was $1.887 billion. The estimated value for the Company’s real estate properties sold subsequent to June 30, 2014 was $1.133 billion. Based on the appraisal and valuation methodologies described above, the estimated value of the Company’s 23 real estate properties as of June 30, 2014 was $3.020 billion. The total acquisition cost of these properties was $2.591 billion, excluding acquisition fees and expenses. In addition, through June 30, 2014, the Company had invested $134.7 million in capital expenditures, leasing commissions and tenant improvements in its real estate portfolio since inception. The estimated value of the Company’s 23 real estate properties as of June 30, 2014 compared to the total acquisition cost of these 23 real estate properties plus subsequent capital expenditures, leasing commissions and tenant improvements through June 30, 2014, results in an overall increase in the real estate value of approximately 10.8%.
The following summarizes the key assumptions that CBRE used in the discounted cash flow models to arrive at the appraised values for the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	5.75% to 8.00%	7.03%
Discount rate	7.25% to 9.38%	7.97%
Annual net operating income growth rate (1)	0.21% to 8.87%	3.40%
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that CBRE’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Appraised Properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Appraised Properties. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.21	$(0.20)	$0.30	$(0.27)
Discount rates	0.19	(0.18)	0.30	(0.29)

Finally, each 1% change in the value of the Appraised Properties would result in a change of $0.10 to the estimated value per share.
Real Estate Loans Receivable
The estimated values for the Company’s real estate loans receivable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, but do not equal the book value of the loans in accordance with GAAP. The values of the real estate loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which the Company anticipates it will receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.
As of June 30, 2014, the Company owned two real estate loans receivable. The cost of the Company’s real estate loans receivable was $73.2 million, including $0.1 million of origination fees and costs and $0.1 million of principal repayments. As of June 30, 2014, the fair value of the Company’s investments in real estate loans receivable was $73.8 million and the outstanding principal balance was $73.2 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 2.9 years, was approximately 7.30%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the fair value of the Company’s real estate loans receivable and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share. Additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Marketable Securities
The estimated value of the Company’s marketable securities of $172.9 million is equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014. The values of the Company’s marketable securities were determined using quoted prices available in an active market for identical investments as of June 30, 2014.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral. The discounted cash flow analysis also takes into consideration prepayment costs with respect to early repayment of loans in connection with the projected dispositions of real estate properties held for sale as of June 30, 2014.
As of June 30, 2014, the fair value and carrying value of the Company’s notes payable were $1.377 billion and $1.358 billion, respectively. Subsequent to June 30, 2014, the Company repaid debt with a fair value and carrying value of $494.2 million and $479.2 million, respectively, in connection with the dispositions of real estate properties. The weighted-average discount rate applied to the future estimated debt payments (excluding debt that was repaid subsequent to June 30, 2014), which have a weighted-average remaining term of 2.4 years, was approximately 2.40%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.02)	$0.02	$(0.01)	$0.01

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with IPA valuation guidelines. The estimated value per share set forth above will first appear on the September 30, 2014 customer account statements that will be mailed in October 2014. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of September 22, 2014 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, as of June 30, 2014, adjusted for the impact of special distributions declared subsequent to June 30, 2014 and paid on September 23, 2014. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties or swap breakage fees that could apply upon the prepayment of certain of the Company’s debt obligations or termination of related swap agreements or the impact of restrictions on the assumption of debt. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share in December 2014, in accordance with the recommended IPA guidelines, but is not required to update the estimated value per share more frequently than every 18 months.
Share Redemption Program
The Company has a share redemption program pursuant to which stockholders may sell their shares to the Company only in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program, and collectively “special redemptions”).  In accordance with the Company’s share redemption program, special redemptions are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date.
The Company redeems shares on the last business day of each month. On September 22, 2014, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $6.05 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of June 30, 2014, adjusted for the impact of special distributions declared subsequent to June 30, 2014 and paid on September 23, 2014. The change in the redemption price is effective for the September 2014 redemption date, which is September 30, 2014.

There are several limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014 and is available at the SEC’s website at http://www.sec.gov.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$10.29	December 18, 2013	Current Report on Form 8-K, filed December 19, 2013
$10.29	December 18, 2012	Current Report on Form 8-K, filed December 19, 2012
$10.11	December 19, 2011	Current Report on Form 8-K, filed December 21, 2011
Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The appraisal methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are CBRE’s best estimates as of June 30, 2014 or the Company’s and/or the Advisor’s best estimates as of September 22, 2014, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; the borrowers under the Company’s loan investments continuing to make required payments under the loan documents; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s real estate-related investments; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: September 23, 2014	By:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer